UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012 (September 27, 2012)

TRACTOR SUPPLY COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Powell Place Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (615) 440-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2012, Tractor Supply Company (the “Company”) issued the press release furnished herewith as Exhibit 99.1 announcing that, effective January 1, 2013, Gregory A. Sandfort will assume the role of President and Chief Executive Officer.  In addition, Mr. Sandfort will at such time be appointed to the Company's Board of Directors. As part of the Company's planned management succession, James F. Wright, the Company's current Chairman and Chief Executive Officer, will be appointed Executive Chairman of the Company's Board of Directors effective January 1, 2013.

Mr. Sandfort, age 57, has served as President and Chief Operating Officer of the Company since February 2012. Mr. Sandfort served as President and Chief Merchandising Officer of the Company from February 2009 until February 2012, and prior to that time served as Executive Vice President-Chief Merchandising Officer of the Company since November 2007.  Mr. Sandfort previously served as President and Chief Operating Officer at Michaels Stores, Inc. from March 2006 to August 2007 and as Executive Vice President - General Merchandise Manager at Michaels Stores, Inc. from January 2004 to February 2006.

Mr. Wright, age 63, has served as Chairman of the Board and Chief Executive Officer of the Company since November 2007.  Previously, Mr. Wright served as President and Chief Executive Officer of the Company from October 2004 to November 2007 and as President and Chief Operating Officer of the Company from October 2000 through October 2004.

On October 2, 2012, Mr. Sandfort and the Company entered into an employment agreement (the “Employment Agreement”), which sets forth the obligations of the Company to Mr. Sandfort and certain rights, responsibilities and duties of Mr. Sandfort. The Employment Agreement has a term of five (5) years commencing on January 1, 2013. Pursuant to the Employment Agreement, Mr. Sandfort will be entitled to an initial base salary of $850,000 per year (“Minimum Base Salary”), be eligible to participate in such bonus plans as the Company's Board of Directors may determine appropriate for executive officers of the Company (Mr. Sandfort's annual target bonus shall be no less than 100% of the Minimum Base Salary) and be eligible to participate in such equity incentive plans as the Company's Compensation Committee may determine appropriate for executive officers of the Company.

In the event that Mr. Sandfort's employment is terminated by the Company without cause (as defined in the Employment Agreement) or by Mr. Sandfort for good reason (as defined in the Employment Agreement), Mr. Sandfort would be entitled to payment of his base salary for a period of two (2) years, an amount equal to two (2) times his average bonus for the prior three (3) calendar years, paid health insurance benefits until the eighteen (18) month anniversary of the date of termination, and any unpaid portion of any bonus earned under the Company's Long-Term Cash Plan (“LTCP”). The Company's obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Sandfort from other employment during the period the Company is required to make any severance payments. In the event that Mr. Sandfort retires, the Employment Agreement provides that Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and paid health insurance benefits until the eighteen (18) month anniversary of the date of termination. In the event of termination due to death or disability, Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and an amount equal to the pro rata portion of Mr. Sandfort's target bonus earned through the date of termination. In the event of a termination by the Company for cause or by Mr. Sandfort without good reason, Mr. Sandfort would receive only base salary and benefits earned through the date of termination.

The Employment Agreement also provides that upon termination due to death or disability, Mr. Sandfort will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option.  In the event of termination due to retirement, all vested stock options held by Mr. Sandfort shall remain exercisable until the earlier of (i) the third anniversary of the date of termination (except in the case of Mr. Sandfort's death during such period, in which event his options will be exercisable until the earlier of the second anniversary of his death and the third anniversary of the date of termination) and (ii) the otherwise applicable normal expiration date of such option. In the event of termination of Mr. Sandfort's employment by the Company without cause or by Mr. Sandfort for good reason, the vesting of all of the outstanding stock options and restricted shares of stock and restricted stock units held by Mr. Sandfort scheduled to vest in the twelve (12) month period following the date of termination will be accelerated and any such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option.

Pursuant to the Employment Agreement, if Mr. Sandfort's employment is terminated within two (2) years following a change in control (as defined in the Employment Agreement) and during the term (other than termination by the Company for cause or by reason of death, disability or retirement or by Mr. Sandfort without good reason) or if Mr. Sandfort terminates his employment for good reason, Mr. Sandfort will receive: (i) the equivalent of two times the annual base salary and target annual bonus(es) or award(s) pursuant to any bonus plan (but excluding the LTCP) for the year in which the date of termination falls or, if higher, the year in which the change in control occurs, payable in a lump sum, in cash; (ii) provision of existing life, disability and medical benefits for a period of eighteen (18) months beyond the date of termination; (iii) outplacement services not to exceed $50,000; (iv) the stock options outstanding at the date of termination will become fully vested and continue to be exercisable for a period of three (3) years beyond the date of termination or, at the Company's election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and (v) the restricted stock units outstanding at the date of termination will become fully vested or, at the Company's election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

The Employment Agreement also contains covenants regarding the confidentiality of the Company's trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of two (2) years following any termination of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated October 2, 2012, by and between Tractor Supply Company and Gregory A. Sandfort.

99.1	Press Release, dated September 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACTOR SUPPLY COMPANY

Date: October 2, 2012	By:	/s/ Anthony F. Crudele
	Name:	Anthony F. Crudele
	Title:	Executive Vice President - Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement, dated October 2, 2012, by and between Tractor Supply Company and Gregory A. Sandfort.

99.1	Press Release, dated September 27, 2012.